Exhibit 99.1

Teleflex ®	NEWS
155 South Limerick Road, Limerick, PA 19468 USA — Phone: 610-948-5100 — Fax: 610-948-0811

Contact: Julie McDowell

Vice President, Corporate Communications

610-948-2836

FOR IMMEDIATE RELEASE	December 28, 2007

Teleflex Completes Sale of Global Automotive and Industrial Businesses
To Kongsberg Automotive

Limerick, PA – Teleflex Incorporated (NYSE: TFX) has completed the previously-announced sale of its business units that design and manufacture automotive and industrial driver controls, motion systems and fluid handling systems to Kongsberg Automotive Holding ASA (KOA), a leading global automotive supplier.

The divested business units were all part of the Teleflex Commercial Segment and had annual revenues of approximately $855 million. The cash transaction was valued at $560 million and is expected to result in an estimated after tax gain on sale of assets of approximately $90 million.

“With the completion of this transaction, Teleflex enters the new year having redefined its portfolio of businesses,” stated Jeffrey P. Black, chairman and chief executive officer. “We have become a diversified company largely defined by our medical technology business. With this transaction, Medical becomes our largest segment and the Commercial and Aerospace segments will be focused on businesses that have strong brand recognition, significant market position and opportunities in aftermarket or services.”

Added Black, “We greatly appreciate the contributions that the employees in the automotive and industrial businesses have made to Teleflex over the years and are pleased to transition the businesses to Kongsberg Automotive, a well respected industry leader.”

Goldman, Sachs & Co. provided financial advisory services to Teleflex in the transaction. Ballard Spahr Andrews & Ingersoll LLP and Eversheds LLP provided legal representation.

(MORE)

About Kongsberg Automotive ASA

Kongsberg Automotive Holding (KOA) develops, manufactures and markets systems for gearshift, clutch actuation, seat comfort, stabilising rods, couplings and components. KOA is headquartered in Kongsberg, Norway. Leading customers include DAF, Mercedes-Benz, Opel, Peugeot/Citroen, Renault, Saab, Scania, Toyota and Volvo. KOA has manufacturing activities in Norway, Sweden, England, Poland, USA, Mexico, Brazil, Korea and China plus R&D centres in Norway, Sweden and the United States. Additional customer support offices are located in France, Germany and Japan.

About Teleflex Incorporated

Teleflex designs, manufactures and distributes quality engineered products and services for the medical, aerospace, and commercial markets worldwide, providing innovative solutions for customers around the world. Additional information about Teleflex can be obtained from the company’s website at www.teleflex.com.

Caution Concerning Forward-looking Information:
This press release contains forward-looking statements, including, but not limited to, statements relating to expected gains or losses resulting from divestitures. Actual results could differ materially from those in these forward-looking statements. Please refer to the factors that could impact performance as described in Teleflex’s filings with the Securities and Exchange Commission.

###